Exhibit 3.3
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                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                                  HEMASURE INC.

                         Pursuant to Section 242 of the
                    Corporation Law of the State of Delaware
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    HemaSure Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said Corporation, pursuant to a written action in lieu of a meeting, as filed with the minutes of the Board, duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and proposing and declaring said amendment to be advisable. The resolution setting forth the amendment is as follows:

           RESOLVED:      That the first paragraph of Article FOURTH of the
                          Certificate of Incorporation be amended to read in its entirety as follows:

           FOURTH: The total number of shares of all classes of stock which the Corporation has authority to issue is 36,000,000 consisting of (I) 35,000,000 shares of
                          Common Stock, $.01 par value per share ("Common Stock"), and (ii) 1,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

SECOND: That the foregoing Amendment to the Corporation's Certificate of Incorporation was adopted by the holders of a majority of the outstanding shares of Common Stock at the Corporation's Annual Meeting of Stockholders held on June 10, 1999 pursuant to notice duly given.

           IN WITNESS WHEREOF, HemaSure Inc. has caused this Certificate to be signed by James B. Murphy, its Senior Vice President, this 24th day of September, 1999.


                                       HEMASURE INC.


                                       By:  /s/ James B. Murphy
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                                           Name:  James B. Murphy
                                           Title: Senior Vice President